Exhibit 5.1

BEIJING	1999 Avenue of the Stars	NEW YORK
BRUSSELS	7th Floor	SAN FRANCISCO
CENTURY CITY	Los Angeles, California 90067	SHANGHAI
HONG KONG		SINGAPORE
LONDON	TELEPHONE (310) 553-6700	TOKYO
LOS ANGELES	FACSIMILE (310) 246-6779	WASHINGTON, D.C.
NEWPORT BEACH	www.omm.com

June 12, 2009	OUR FILE NUMBER
0412137-00108

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521

Re:  Registration of $500,000,000 aggregate principal amount of

7.50% Notes due 2019 of International Game Technology

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of International Game Technology, a Nevada corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2009 under the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus dated as of such date (the “Prospectus”) and the Prospectus Supplement dated June 10, 2009 (the  “Prospectus Supplement”) and relating to the Notes (as defined below). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, of an unspecified amount of securities of the Company for unspecified aggregate proceeds, including debt securities of the Company, in one or more series which may be issued under indentures entered into or proposed to be entered into between the Company and trustees that will be appointed prior to the issuance of such debt securities.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and relates to the proposed issuance by the Company of $500,000,000 aggregate principal amount of its 7.50% Notes due 2019 (the “Notes”) pursuant to an indenture and a first supplemental indenture each to be dated as of June 15, 2009 (together, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The terms of the Notes are set forth in the Prospectus Supplement and the arrangements with respect to the offer and sale are set forth in an underwriting agreement (the “Underwriting Agreement”) dated June 10, 2009 between the Company and the several underwriters named therein.

In connection with the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Prospectus and Prospectus Supplement;

(iii)	the Underwriting Agreement;

(iv)	the Indenture;

(v)	the Articles of Incorporation of the Company, as amended and presently in effect (the “Articles of Incorporation”);

(vi)	the Fourth Restated Code of Bylaws of the Company, as presently in effect (the “Bylaws”); and

(vii)

certain resolutions of the Board of Directors of the Company (the “Board”) adopted at duly held meetings of the Board on March 13, 2009 and May 18, 2009 and an unanimous written consent of the Pricing Committee of the Board on June 10, 2009 (collectively, the “Board Resolutions”) relating to the registration, offer and sale of the Notes and related matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed below which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. We have further assumed without independent verification that (a) the Company is duly organized, validly existing and in good standing in the jurisdiction of its organization and has the corporate power and authority to execute, deliver and perform its obligations under each of the Underwriting Agreement, the Indenture and the Notes (collectively, the “Operative Documents”) and (b) each of the Operative Documents has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company.  To the extent the Company’s obligations depend on the enforceability of the Underwriting Agreement or the Indenture against the other parties to the Underwriting Agreement or the Indenture, as the case may be, we have assumed that each of the Underwriting Agreement and the Indenture is enforceable against the other parties thereto.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(i) the specific terms of the Notes have been duly established in accordance with the Indenture;

(ii) the Indenture has been duly authorized, executed, and delivered by the Company; and

(iii) Upon payment for and delivery of the Notes in accordance with the Underwriting Agreement and the authentication of the certificates representing the Notes by a duly authorized signatory of the Trustee, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law covered by this opinion is limited to the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus and Prospectus Supplement, each constituting part of the Registration Statement.

Respectfully submitted,
/s/ O’Melveny & Myers LLP